Exhibit 12.1

COMPUTATION OF RATIO OF COMBINED FIXED CHARGES AND

PREFERENCE DIVIDENDS TO EARNINGS

US GAAP

Computation of Ratio of Combined Fixed Charges

and Preference Dividends to Earnings

For the three months ended March 31, 2009

	Vivo Participações S.A.		Telemig Celular Participações S.A.		Telemig Celular S.A.		Pro forma Vivo Participações S.A.
Ratio of earnings to fixed charges	2.38	x	13.41	x	9.04	x	2.38	x
Income before income taxes and minority interest	210,487		23,214		14,284		210,487
Addback:
Fixed charges	161,201		2,047		2,047		161,201
Amortization of capitalized interest	32,940		2,679		2,679		32,940

Total	194,141		4,726		4,726		194,141

Subtract:
Interest capitalized	21,075		499		499		21,075
Preference security dividend requirements of consolidated subsidiaries	—		—		—		—
Total earnings	383,553		27,441		18,511		383,553

Fixed charges:
Interest costs – expensed	139,037		1,475		1,475		139,037
Interest costs – capitalized	21,075		499		499		21,075
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,089		73		73		1,089
Preference security dividend requirements of consolidated subsidiaries	—		—		—		—

Total fixed charges	161,201		2,047		2,047		161,201

Deficit of earnings to fixed charges	—		—		—		—

US GAAP

Computation of Ratio of Combined Fixed Charges

and Preference Dividends to Earnings

For the year ended December 31, 2008

	Vivo Participações S.A.		Telemig Celular Participações S.A.		Telemig Celular S.A.		Pro forma Vivo Participações S.A.
Ratio of earnings to fixed charges	3.27	x	2.78	x	117.41	x	3.79	x
Income before income taxes and minority interest	1,098,900		397,124		360,604		1,341,700
Addback:
Fixed charges	474,561		143,474		3,085		473,165
Amortization of capitalized interest	122,322		10,613		10,613		124,545

Total	596,883		154,087		13,698		597,710

Subtract:
Interest capitalized	75,433		12,081		12,081		78,890
Preference security dividend requirements of consolidated subsidiaries	68,548		140,389		—		68,548
Total earnings	1,551,802		398,741		362,221		1,791,972

Fixed charges:
Interest costs – expensed	327,461		(9,871)		(9,871)		322,346
Interest costs – capitalized	75,433		12,081		12,081		78,890
Amortized premiums, discounts and capitalized expenses related to indebtedness	3,119		875		875		3,381
Preference security dividend requirements of consolidated subsidiaries	68,548		140,389		—		68,548

Total fixed charges	474,561		143,474		3,085		473,165

Deficit of earnings to fixed charges	—		—		—		—